Exhibit 10.1

MAINSOURCE FINANCIAL GROUP, INC.

SHORT-TERM INCENTIVE PLAN

(Effective as of January 1, 2014)

TABLE OF CONTENTS

ARTICLE I Introduction		1
1.1	Objective	1
1.2	Administration of the Plan	1
1.3	Definitions	1
ARTICLE II Eligibility and Participation		4
ARTICLE III Awards		4
3.1	Annual Determination of Awards	4
3.2	Communication of Awards	4
3.3	Components of Calculation	4
3.4	Earning of Awards	4
3.5	Time and Form of Payment of Earned Awards	5
3.6	Change in Control	5
3.7	Clawback of Awards	5
3.8	Withholding of Taxes	5
ARTICLE IV Miscellaneous		6
4.1	Amendment or Termination	6
4.2	Employment Rights	6
4.3	Evidence	6
4.4	Gender and Number	6
4.5	Action by the Board or Committee	6
4.6	Controlling Laws	6
4.7	Mistake of Fact	6
4.8	Severability	6
4.9	Effect of Headings	6
4.10	Nontransferability	7
4.11	No Liability	7
4.12	Funding	7

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MAINSOURCE FINANCIAL GROUP, INC.

SHORT-TERM INCENTIVE PLAN

(Effective January 1, 2014)

ARTICLE I

Introduction

1.1                               Objective.  The MainSource Financial Group, Inc. Short-Term Incentive Plan is designed to focus the efforts of key employees of the Company and its Subsidiaries on continued improvement in the profitability of the Company and its Subsidiaries with the objective of providing an adequate return to shareholders on their investment in the Company while at the same time assuring that Awards under the Plan, in combination with the Company’s other compensation programs: (a) provide Participants incentives that appropriately balance risk and reward; (b) are compatible with effective controls and risk-management; and (c) are supported by strong oversight of the Board as delegated to the Committee.

1.2                               Administration of the Plan.  The Plan will be administered by the Committee.  The Committee will also (a) adopt such rules and regulations as are appropriate for the proper administration of the Plan in a manner that provides active and effective oversight of the Plan, and (b) make such determinations and take such actions in connection with the Plan as it deems necessary provided that the Committee may take action only upon the vote of a majority of its members.  While the Committee may appoint individuals to act on its behalf in the administration of the Plan, it will have the sole, final and conclusive authority to administer, construe and interpret the Plan.  The Committee’s determinations and interpretations will be final and binding on all persons, including the Company, its shareholders and persons having any interest in Awards.  Any notice or document required to be given to or filed with the Committee will be properly given or filed if delivered or mailed, by certified mail, postage prepaid, to the Executive Compensation Committee, MainSource Financial Group, Inc. Board of Directors, at P.O. Box 2000, Greensburg IN  47240.

1.3                               Definitions.  Whenever the initial letter of the following words or phrases is capitalized in the Plan, including any supplements hereto, they will have the respective meanings set forth below unless otherwise defined herein:

(a)                                 “Award” means the cash compensation awarded to a Participant pursuant to the Plan.

(b)                                 “Base Salary” means the regular base salary paid by the Company or a Subsidiary to an employee while such employee is a Participant during a calendar year, exclusive of additional forms of compensation such as bonuses, other incentive payments, automobile allowances or other fringe benefits.  Base Salary will include any salary deferral contributions made pursuant to Code Sections 401(k) and 125.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Change in Control” means the occurrence of any one or more of the following:

(i)                                     The consummation of any merger, consolidation or similar transaction which involves the Company and in which persons who are the shareholders of the Company immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50 percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis;

(ii)                                  Any sale, lease, exchange, transfer or other disposition of all or any substantially all of the consolidated assets of the Company;

(iii)                               Any tender, exchange, sale or other disposition (other than disposition of the stock of the Company or MainSource Financial Group, Inc., in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by the Company or any Company sponsored employee benefit plan, or purchases by members of the Board of Directors of the Company or any subsidiary) of shares of stock which represent more than 25 percent of the voting power of the Company or MainSource Financial Group, Inc.; or

(iv)                              During any period of two consecutive years, individuals who at the date of the adoption of this Plan constitute the Board cease for any reason to constitute at least a majority thereof, unless the nomination for election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                   “Company” means, unless otherwise stated, MainSource Financial Group, Inc., organized and existing under the laws of the State of Indiana, or any successor (by merger, consolidation, purchase or otherwise) to such corporation which assumes the obligations of such corporation under the Plan.  The term Company also includes Subsidiaries.

(g)                                  “Committee” means the Executive Compensation Committee of the Board.

(h)                                 “Disabled” or “Disability” means a disability as determined under the MainSource Financial Group, Inc. 401(k) and Employee Stock Ownership Plan.

(i)                                     “Effective Date” means April 3, 2012, which is the effective date of the Plan.

(j)                                    “Notice of Award” means the notice provided to a Participant which outlines the Threshold, Target and the WAP and other terms and conditions of the Award.

(k)                                 “Participant” means an individual who is employed by the Company and who is designated as a Participant by the Committee.

(l)                                     “Plan” means the short-term incentive plan contained in this instrument and any subsequent amendment to this instrument, known as the MainSource Financial Group, Inc. Short-Term Incentive Plan.

(m)                             “Retires” or “Retirement” means a Termination of Service on or after July 1st during a calendar year by a Participant after he or she has attained age 65.

(n)                                 “Subsidiary” means MainSource Bank and such other subsidiary entity of the Company which is designated by the Board or Committee as eligible to participate in the Plan.

(o)                                 “Superior” means the level of performance of a component of the WAP at or above which 150 percent of the Award attributable to that particular component will be paid.

(p)                                 “Target” means the level of performance of a component of the WAP at which 100 percent of the Award attributable to that particular component will be paid.

(q)                                 “Termination of Service” means the occurrence of any act or event or any failure to act, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an employee of the Company or a Subsidiary, including, but not limited to, death, Disability, Retirement, termination by the Company or a Subsidiary of the Participant’s employment with the Company or a Subsidiary and voluntary resignation or termination by the Participant of his or her employment with the Company or a Subsidiary.  Whether a Termination of Service has occurred will be determined in accordance with Treasury Regulation §1.409A-1(h).

(r)                                    “Threshold” means the level of performance of a component of the WAP at or below which zero percent of the Award attributable to that particular component will be paid.

(s)                                   “Weighted Average Performance” or “WAP” means the Company’s actual performance relative to specified performance measures as compared to its annual budget for the specified performance measures.  Initially, the Weighted Average Performance will be based on the following performance measures and weighted percentages:

Performance Measure	Weighted Percentage

Earnings Per Share	40%
Return on Assets	30%
Non-Performing Assets/Total Assets	20%
Discretionary measure for each Participant set out in the Notice of Award	10%

In determining the components of the WAP and the relative weight accorded each performance measure, the Committee must:

(i)                                     Balance risk and financial results in a manner that does not encourage Participants to expose the Company and its Subsidiaries to imprudent risks;

(ii)                                  Make such determination in a manner designed to ensure that Participant’s overall compensation is balanced between cash and equity and that the Awards are consistent with the policies and procedures of the Company and its Subsidiaries regarding such compensation arrangements; and

(iii)                               Monitor the Company’s success against the performance measures, alone and in combination with other incentive compensation awarded to the same Participants, and make appropriate adjustments in future calendar years as needed so that payments appropriately incentivize Participants and appropriately reflect risk.

ARTICLE II

Eligibility and Participation

Participation in the Plan is limited to those individuals who have been designated as Participants by the Committee.  An individual will become covered by the Plan effective as of the date specified by the Committee.

ARTICLE III

Awards

3.1                               Annual Determination of Awards.  Annually, the Committee will notify a Participant of the terms and conditions of an Award.  In making these determinations, the Committee may consider factors such as the nature of the services rendered by the Participant, his or her current and potential contributions to the Company’s success, the Participant’s Base Salary, and such other factors it considers relevant.

3.2                               Communication of Awards.  The Committee will deliver a Notice of Award to each Participant receiving an Award for a calendar year within 30 days of the date the Committee approves the Award.

3.3                               Components of Calculation.  The Committee, in its sole discretion, will establish the following business criteria for Awards:

(a)                                 The performance measures which comprise the WAP; and

(b)                                 The relative weight accorded each performance measure.

3.4                               Earning of Awards.  Except in the event of a Change in Control, an Award will be treated as earned (a) provided the Participant is employed on the last day of the calendar year unless the Participant died, became Disabled or Retired during the year and (b) to the extent a component of the WAP equals or exceeds the Threshold level.  Performance between Threshold,

Target and Superior levels will be interpolated.  A sample calculation of an earned Award is provided in Exhibit A.

If a Participant incurs a Termination of Service due to death, Disability or Retirement, then the Award will be treated as earned to the extent a component of the WAP equals or exceeds the Threshold level effective as of December 31.  The Award will be prorated to reflect the number of days during the calendar year in which the Participant was employed prior to the Termination of Service.

Example:  A Participant dies on July 1, 2014.  As of December 31, 2014, the Company’s performance exceeded the Threshold level of the WAP and the Participant would have been entitled to a payment of $40,000 had she been employed on the applicable payment dates.  Because she was only employed 182/365 days, her Award is prorated to $19,945.21.

3.5                               Time and Form of Payment of Earned Awards.  Except as set forth below, earned Awards will be paid in two installments provided the Participant is employed on the date of payment.  The first installment will be an amount equal to two-thirds of the earned Award and will be paid in cash within 30 days after the Committee calculates the WAP following the end of each calendar year.  The second installment will be an amount equal to one-third of the earned Award and will be paid in cash on the first anniversary of the initial payment.  Notwithstanding the foregoing, if a Participant incurs a Termination of Service due to death or Disability before an Award has initially been paid, the Participant, or his or her estate, will receive a lump sum payment of the Award, as calculated under Section 3.4, on the date of payment of the Award.  If a Participant incurs a Termination of Service due to death or Disability after the initial installment has been paid, the Participant, or his or her estate, will receive a lump sum payment of the final installment within 45 days of the Termination of Service.

3.6                               Change in Control.  In the event of a Change in Control, the Company’s performance relative to the WAP (prorated to reflect the period prior to the Change in Control) will be measured immediately prior to the Change in Control.  Awards will be paid in a single sum, in cash, on or before the Change in Control (prorated to reflect the period prior to the Change in Control).

3.7                               Clawback of Awards.  In the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under securities laws, and the amount paid to a Participant under an earned Award was calculated using the erroneous data, and the accounting restatement occurred within three years from the date of payment of the improperly calculated earned Award, then the Participant shall be required to repay the Company the excess amount which should not have been paid to the Participant under the accounting restatement.

3.8                               Withholding of Taxes.  Each Participant will be solely responsible for, and the Company will withhold from any amounts payable under the Plan, all applicable federal, state, city and local income taxes and the Participant’s share of applicable employment taxes.

ARTICLE IV

Miscellaneous

4.1                               Amendment or Termination.  The Committee may, at any time, alter, amend, modify, suspend or terminate the Plan, but may not, without the consent of a Participant to whom an Award has been made, make any alteration which would adversely affect an Award previously granted under the Plan except as provided in Section 3.7.  The Committee may also amend the Plan without a Participant’s consent if it is determined to be necessary to comply with applicable law or to preserve the intended tax or accounting treatment of the Plan.

4.2                               Employment Rights.  The Plan does not constitute a contract of employment, and participation in the Plan will not give a Participant the right to be rehired or retained in the employ of the Company or any Subsidiary, nor will participation in the Plan give any Participant any right or claim to any benefit under the Plan, unless such right or claim exists under the terms of the Plan.

4.3                               Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.4                               Gender and Number.  Where the context permits, words in the masculine gender will include the feminine gender, the plural will include the singular and the singular will include the plural.

4.5                               Action by the Board or Committee.  Any action required of or permitted by the Board or Committee under this Plan will be by resolution of the Board, the Committee or by a person or persons authorized by resolution of the Board or Committee.

4.6                               Controlling Laws.  Except to the extent superseded by laws of the United States, the laws of Indiana will be controlling in all matters relating to the Plan.  The Plan and all Awards are intended to comply with the applicable provision of Code Section 409A and will be construed by the Board or Committee, as the case may be, in a manner which complies with the applicable provisions of Code Section 409A.  To the extent there is any conflict between a provision of the Plan or a Notice of Award and a provision of Code Section 409A, the applicable provision of Code Section 409A will control.

4.7                               Mistake of Fact.  Any mistake of fact or misstatement of fact will be corrected when it becomes known and proper adjustment made by reason thereof.

4.8                               Severability.  In the event any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if such illegal or invalid provision had never been contained in the Plan.

4.9                               Effect of Headings.  The descriptive headings of the Articles and Sections of the Plan are inserted for convenience of reference and identification only and do not constitute a part of the Plan for purposes of interpretation.

4.10                        Nontransferability.  No Award or Award payment will be transferable, except by the Participant’s will or the applicable laws of descent and distribution.  During the Participant’s lifetime, his Award will be payable only to the Participant or his guardian or attorney-in-fact.  The payment and any rights and privileges pertaining thereto may not be transferred, assigned, pledged or hypothecated by him in any way, whether by operation of law or otherwise and will not be subject to execution, attachment or similar process.

4.11                        No Liability.  No member of the Board or the Committee or any officer or Participant of the Company or Subsidiary will be personally liable for any action, omission or determination made in good faith in connection with the Plan.  The Company will indemnify and hold harmless the members of the Committee, the Board and the officers and Participants of the Company and its Subsidiaries, and each of them, from and against any and all loss which results from liability to which any of them may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in their official capacities in connection with the administration of the Plan, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense.  By participating in the Plan, each Participant agrees to release and hold harmless each of the Company, the Subsidiaries (and their respective directors, officers and employees), the Board and the Committee, from and against any tax or other liability, including without limitation, interest and penalties, incurred by the Participant in connection with his participation in the Plan.

4.12                        Funding.  All amounts payable under the Plan will be paid by the Company from its general assets.  The Company is not required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under the Plan.  The Company may, however, in its sole discretion, set funds aside in investments to meet its anticipated obligations under the Plan.  Any such action or set-aside amount may not be deemed to create a trust of any kind between the Company and any Participant or beneficiary or to constitute the funding of any Plan benefits.  Consequently, any person entitled to a payment under the Plan will have no rights against the assets of the Company greater than the rights of any other unsecured creditor of the Company.

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SIGNATURES

IN WITNESS WHEREOF, the Company has caused this MainSource Financial Group, Inc. Short-Term Incentive Plan to be executed by its officers thereunder duly authorized, this 22nd day of December, 2014, but effective as of January 1, 2014.

MAINSOURCE FINANCIAL GROUP, INC.

By:	/s/ Archie M. Brown, Jr.
Archie M. Brown, Jr., Chief Executive Officer

ATTEST:

By:	/s/ James M. Anderson

Exhibit A
Example Calculation

Based upon:

Target salary of $235,000

Target STIP of 40% ($94,000)

Performance Goals

Perormance Measure	Weight	Evaluated vs.	Payout %	Threshold 0%	Target 100%	Superior 150%	Actual Performance	Implied Payout	Weighted Payout
EPS	40%	Budget		$1.00	$1.25	$1.50	$1.25	100%	40%
ROA	30%	Budget		.80%	.90%	1.00%	1.00%	150%	45%
Non-Performing Assets/Total Assets	20%	Budget		1.00%	.90%	.80%	1.10%	0%	0%
Individual Goals	10%	Goals	As set for each participant.				At Target	100%	10%

Total Payout: 95%

Earned STIP: $89,300

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